EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Registration Statement on Form S-8 related to the Bioject Inc. 401(k) Retirement Benefit Plan of our report dated March 31, 2009, relating to the financial statements, appearing in the Company’s Annual Report on Form 10-K of Bioject Medical Technologies Inc. for the year ended December 31, 2008.

/s/ MOSS ADAMS LLP

Portland, Oregon

April 24, 2009